Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated July 26, 2005 relating to the financial statements of Ronco Marketing Corporation as of March 31, 2005 and for the period from November 8, 2004 (date of inception) to March 31, 2005, which appears in such Prospectus.

Furthermore, we hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB-2 of our report dated June 10, 2005 relating to the combined financial statements of Ronco Inventions, LLC and Affiliated Companies, as of September 30, 2004 and for the nine months then ended, which appears in such Prospectus.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Mahoney Cohen & Company, CPA, P.C.

Mahoney Cohen & Company, CPA, P.C.

New York, New York

July 29, 2005